Exhibit 28(a)(12)

PEAR TREE FUNDS

CLERK’S CERTIFICATE

The undersigned certifies that he is the Clerk of Pear Tree Funds, a voluntary association with transferrable shares organized under the laws of the Commonwealth of Massachusetts (the “Trust”), and that, as such, he is authorized to execute this Certificate on behalf of the Trust.  The undersigned further certifies that at a meeting of the Board of Trustees of the Trust duly called and held on October 18, 2018, at which a quorum was present and acting throughout, that the Trustees duly adopted the following resolutions, and that said resolutions have bot been the following is a true and complete copy of a resolution of the Board of Trustees revoked, revised or amended in any manner and is, on the date hereof still in full force and effect:

RESOLVED, that pursuant to the authority granted to the Board in Article III of the Trust’s Second Amended and Restated Agreement and Declaration of Trust, as amended (the “Declaration”), the Trustees of the Trust hereby authorize the creation of a new series of shares of beneficial interests in the Trust, such series to be called “Pear Tree PNC International Small Cap Fund” (the “PNC ISC Fund”), with such shares of beneficial interest in the PNC ISC Fund (the “Fund Shares”) to be divided into three classes: Ordinary Shares, Institutional Shares, and R6 Shares; and

FURTHER RESOLVED, that the PNC ISC Fund shall be entitled to all of the rights and preferences accorded to Shares (as such term is defined in the Declaration) under the Declaration; and

FURTHER RESOLVED, that the officers of the Trust be, and each of them hereby is, authorized to prepare and execute amendments to the Declaration to reflect the foregoing resolutions and to take such action and make such filings with the Secretary of the Commonwealth of Massachusetts and any other governmental authority as such officer or officers deem necessary or appropriate.

IN WITNESS WHEREOF, the undersigned has executed this certificate this 16th day of November 2018.

By:	/s/ Thomas Buckley
Thomas Buckley, Clerk